Exhibit 99.1

Emerald Reports Fourth Quarter and Full Year 2024 Financial Results

Emerald Bolsters Event Portfolio with Two Strategic Acquisitions, Enhancing Growth Profile and Portfolio Diversification

Company Returns $11.4 Million to Shareholders Through Stock Buybacks and Dividends in Fourth Quarter

NEW YORK, N.Y. – March 14, 2025 – Emerald Holding, Inc. (NYSE: EEX) (“Emerald” or the “Company”), America’s largest producer of trade shows and their associated conferences, content and commerce, today reported financial results for the fourth quarter and fiscal year ended December 31, 2024.

Financial Highlights

•
Revenues of $398.8 million for 2024, an increase of $16.0 million, or 4.2%, over 2023, primarily due to organic revenue growth and revenues from acquisitions, offset by several discontinued events that were not contributing to profitability.
•
Organic Revenues, a non-GAAP measure, which takes into account the impact of acquisitions, scheduling adjustments and discontinued events, of $385.3 million for 2024, an increase of $21.3 million, or 5.9%, from $364.0 million for 2023 (Refer to Schedule 1 for a reconciliation to revenues, the most directly comparable GAAP measure).
•
Net income of $2.2 million for 2024, compared to net loss of $8.2 million for 2023.
•
Adjusted EBITDA, a non-GAAP measure, of $101.7 million for 2024, compared to $97.8 million for 2023 (Refer to Schedule 3 for a reconciliation to net income (loss), the most directly comparable GAAP measure); Increased Adjusted EBITDA excluding event cancellation insurance, a non-GAAP measure, of $100.2 million for 2024, by 5.5% as compared to $95.0 million in 2023 (Refer to Schedule 3 for a reconciliation to net income (loss), the most directly comparable GAAP measure).
•
Ended the year with $194.8 million in cash and full availability of its $110.0 million revolving credit facility.
•
For the full year 2025, the Company expects to generate $450 - 460 million of Revenue and $120-125 million of Adjusted EBITDA, which includes contribution of approximately $40 million to Revenue and approximately $15 million to Adjusted EBITDA from today’s announced acquisitions.

Operational and Capital Structure Updates

•
Emerald signed an agreement to acquire This is Beyond, a London-based luxury travel event business, and completed the acquisition of Insurtech Insights, a premier operator of large-scale insurance technology conferences across the US, Europe, and Asia, for an aggregate consideration of approximately $160 million.
•
On January 30, 2025, Emerald completed the refinancing and upsizing to $515 million of its First Lien Term Loan and extended the maturity date of its revolving credit facility.
•
The Company repurchased $8.4 million of its common stock in the fourth quarter at an average price of $4.68 per share.
•
On February 25, 2025, Emerald’s Board of Directors declared a dividend for the quarter ending March 31, 2025 of $0.015 per share.

Hervé Sedky, Emerald’s President and Chief Executive Officer, said, “2024 was a transformative year for Emerald - one where we took decisive actions to strategically optimize our portfolio of live B2B events with precision and purpose. Each step has laid the groundwork for a stronger, more resilient future, driven by a diversified business mix and a foundation for sustained growth and profitability.

Following quarter end, we signed an agreement to acquire This is Beyond, the London-based architect of world-class luxury travel B2B trade shows, and completed the acquisition of Insurtech Insights, a premier operator of large-scale insurance technology conferences across the US, Europe, and Asia. These strategic acquisitions expand and diversify our portfolio, reinforcing Emerald’s leadership in high-value, growth-oriented industries while sharpening our competitive position. With each acquisition, and each expansion, we strengthen our market presence and deepen our impact. Emerald is committed to delivering unmatched value to our customers, who continue to find in-person experiences irreplaceable in their return on investment. Looking ahead, we remain committed to disciplined growth through strategic acquisitions and new event launches, positioning Emerald as the industry leader while creating lasting value for shareholders and the markets we serve.”

David Doft, Emerald’s Chief Financial Officer, added, “Our full-year revenue and Adjusted EBITDA results aligned closely with expectations as we managed through the effects of portfolio optimization and refocusing on high-value opportunities, while managing continued softness in our content business in 2024. Additionally, we took decisive steps to bolster financial flexibility, refinancing our term loan in January with a new, upsized $515 million senior secured term loan maturing in 2032 and extending the maturity of our senior secured revolving credit facility to 2030. With these strategic moves—combined with portfolio optimization and disciplined acquisitions—we are well-positioned for a solid year ahead. For 2025, we anticipate Revenue and Adjusted EBITDA in the range of $450 million – $460 million and $120 million – $125 million, respectively, as we realize the benefits of recent portfolio moves. These strategic actions position Emerald as a more agile, resilient and profitable organization, laying the foundation for sustainable growth and long-term success.”

Fourth Quarter and Full Year Ended December 31, 2024 Financial Performance and Highlights

	Three Months Ended December 31,				Year Ended December 31,
	2024	2023	Change	% Change	2024	2023	Change	% Change
	(unaudited, dollars in millions, except percentages and per share data)
Revenues	$106.8	$101.5	$5.3	5.2%	$398.8	$382.8	$16.0	4.2%
Net income (loss)	$5.1	$(17.9)	$23.0	NM	$2.2	$(8.2)	$10.4	NM
Net cash provided by operating activities	$20.6	$15.6	$5.0	32.1%	$46.8	$40.3	$6.5	16.1%
Diluted income (loss) per share	$0.03	$(0.46)	$0.48	NM	$(0.07)	$(0.78)	$0.71	NM

Non-GAAP measures:
Adjusted EBITDA	$33.1	$35.8	$(2.7)	(7.5%)	$101.7	$97.8	$3.9	4.0%
Adjusted EBITDA excluding event cancellation insurance proceeds	$32.6	$35.8	$(3.2)	(8.9%)	$100.2	$95.0	$5.2	5.5%
Free Cash Flow	$18.4	$13.5	$4.9	36.3%	$37.0	$28.8	$8.2	28.5%
Free cash flow excluding event cancellation insurance proceeds, net	$17.9	$13.5	$4.4	32.6%	$35.5	$26.0	$9.5	36.5%

•
Fourth quarter 2024 revenues were $106.8 million, an increase of $5.3 million or 5.2% versus the fourth quarter 2023, driven primarily by organic revenue growth of $6.1 million and $4.8 million in revenue from acquisitions, offset by scheduling adjustments of $3.7 million and prior year revenue of $1.9 million related to discontinued events that were not contributing to profitability. Full year 2024 revenues were $398.8 million, an increase of $16.0 million or 4.2% versus the full year 2023, driven primarily by organic revenue growth of $21.3 million and $13.5 million in revenue from acquisitions, offset by prior year revenue of $18.2 million related to discontinued events that were not contributing to profitability and by $0.6 million in revenue from an event cancelled in the current year due to a hurricane.
•
Fourth quarter 2024 Organic Revenues from the Connections reportable segment were $87.4 million, an increase of $4.7 million or 5.7% versus the fourth quarter 2023, due primarily to an increase in recurring revenues. Full year 2024 Organic Revenues from the Connections reportable segment were $341.6 million, an increase of $20.2 million or 6.3% versus the full year 2023, due primarily to an increase in recurring revenues of $17.3 million and $2.8 million from new event launches.
•
Fourth quarter 2024 Organic Revenues from the All Other category were $12.5 million, an increase of $1.4 million or 12.6% versus the fourth quarter 2023, due to a $1.1 million increase in Content revenues and a $0.3 million increase in Commerce revenues. Full year 2024 Organic Revenues from the All Other category were $43.7 million, an increase of $1.1 million or 2.6% versus the full year 2023, due to a $1.8 million increase in Commerce revenues, offset by a $0.7 million decrease in Content revenues.
•
Fourth quarter 2024 net income was $5.1 million, compared to net loss of $17.9 million for the fourth quarter 2023, principally as a result of lower provision for income taxes. Full year 2024 net income was $2.2 million, compared to net loss of $8.2 million for the full year 2023.

•
Fourth quarter 2024 Adjusted EBITDA was $33.1 million, compared to $35.8 million for the fourth quarter 2023. Adjusted EBITDA excluding event cancellation insurance for the fourth quarter 2024 was $32.6 million, compared to $35.8 million for the fourth quarter 2023. Full year 2024 Adjusted EBITDA was $101.7 million, compared to $97.8 million for the full year 2023. Adjusted EBITDA excluding event cancellation insurance for the full year 2024 was $100.2 million, compared to $95.0 million for the full year 2023. The year-over-year increase was a result of cost management and the discontinuation of several small, non-core and unprofitable events.

For a discussion of the Company’s presentation of Organic revenues and Adjusted EBITDA, which are non-GAAP measures, see below under the heading “Non-GAAP Financial Information.” Refer to Schedule 1 for a reconciliation of Organic revenues to revenues (discussed in the first paragraph of this section), the most directly comparable GAAP measure, and refer to Schedule 3 for a reconciliation of Adjusted EBITDA to net income (discussed in the second paragraph of this section), the most directly comparable GAAP measure.

Cash Flow

•
Fourth quarter 2024 net cash provided by operating activities was $20.6 million, compared to $15.6 million in the fourth quarter 2023. Full year 2024 net cash provided by operating activities was $46.8 million, compared to $40.3 million for the full year 2023.
•
Fourth quarter 2024 capital expenditures were $2.2 million, compared to $2.1 million in the fourth quarter 2023. Full year 2024 capital expenditures were $9.8 million, compared to $11.5 million for the full year 2023.
•
Fourth quarter 2024 Free Cash Flow excluding event cancellation insurance proceeds, net, which the Company defines as net cash provided by operating activities less capital expenditures, event cancellation insurance proceeds and taxes paid on event cancellation insurance proceeds, was $17.9 million, compared to $13.5 million in the fourth quarter 2023. The calculation of fourth quarter 2024 Free Cash Flow excluding event cancellation insurance proceeds, net, includes non-recurring acquisition related transaction costs of $1.2 million, acquisition integration and restructuring-related transition costs of $1.1 million and $1.3 million in non-recurring legal, audit and consulting fees. The calculation of fourth quarter 2023 Free Cash Flow excluding event cancellation insurance proceeds, net, includes non-recurring acquisition related transaction costs of $0.8 million, acquisition integration, restructuring-related transition costs of $2.1 million, and non-recurring legal and consulting fees of $1.1 million. The total of these items is $3.6 million and $4.0 million for the quarters ended December 31, 2024 and 2023, respectively.
•
Full year 2024 Free Cash Flow excluding event cancellation insurance proceeds, net, was $35.5 million, compared to $26.0 million in the full year 2023. The calculation of 2024 Free Cash Flow excluding event cancellation insurance proceeds, net, includes non-recurring acquisition related transaction costs of $3.4 million, acquisition integration and restructuring-related transition costs of $8.3 million and $3.0 million in non-recurring legal, audit and consulting fees. The calculation of 2023 Free Cash Flow excluding event cancellation insurance proceeds, net, includes non-recurring acquisition related transaction costs of $2.6 million, acquisition integration and restructuring-related transition costs of $6.1 million and $4.1 million in non-recurring legal, audit and consulting fees. The total of these items is $14.7 million and $12.8 million for the years ended December 31, 2024 and 2023, respectively.

For a review of the Company’s presentation of Free Cash Flow, which is a non-GAAP measure, see below under the heading “Non-GAAP Financial Information.” Refer to Schedule 4 for a reconciliation of Free Cash Flow to net cash provided by operating activities (discussed in the first paragraph of this section), the most directly comparable GAAP measure.

Acquisition of This is Beyond and Insurtech Insights

On March 13, 2025 Emerald signed an agreement to acquire This is Beyond, a London-based luxury travel event business. Emerald also completed the acquisition of Insurtech Insights, a premier operator of large-scale insurance technology conferences across the US, Europe, and Asia on March 13, 2025. Combined, the acquisitions have a total initial purchase price of £124 million, or approximately $160 million at current exchange rates.

This is Beyond provides luxury travel vendors and operators with the opportunity to meet vetted, decision-making buyers and supply travel leaders a forum to build relationships, create new business ideas and generate revenue. This is Beyond currently produces seven events globally, including PURE Life Experiences, which is focused on the high-end experiential travel sector, and LE Miami, focused on the high-end contemporary travel sector. The acquisition provides Emerald with a leading niche in the global luxury travel business and further supports Emerald’s portfolio diversification efforts. The transaction is expected to close by the end of the second quarter, subject to the satisfaction of customary closing conditions.

Insurtech Insights operates three large scale insurance technology conferences in New York, London and Hong Kong. Conferences provide insurance professionals with insights, inspiration and networking opportunities, while attendees include insurance brokers and agents from the top insurers and solutions providers globally. The acquisition closed on March 13, 2025.

Dividend

On February 25, 2025, Emerald’s Board of Director’s declared a dividend for the quarter ending March 31, 2025, of $0.015 per share payable on March 20, 2025 to holders of Emerald’s common stock as of March 10, 2025.

Emerald Share Repurchase Program

Emerald’s Board of Directors previously approved an extension and expansion of the Company’s share repurchase program that allows for the repurchase of $25.0 million of its common stock through December 31, 2025. In the three months ended December 31, 2024, Emerald bought back 1,776,884 shares for $8.4 million at an average price of $4.68 per share.

Since the restart of the share repurchase program in 2021 through December 31, 2024, the Company has bought back a total of 13.3 million shares of common stock for an aggregate of $53.7 million.

Debt Refinancing

On January 30, 2025, Emerald announced that it completed the refinancing of its First Lien Term Loan and extended the maturity date of its revolving credit facility. Emerald and a syndicate of lenders and Bank of America, as administrative agent, refinanced the Company’s existing $409 million First Lien Term Loan with a new upsized, seven-year, $515.0 million senior secured term loan facility (the “Term Loan Facility”), scheduled to mature on January 30, 2032. The Company also extended the maturity of its $110.0 million senior secured revolving credit facility (the Revolving Credit Facility), by five years, now set to mature on January 30, 2030. Additional information can be found in the Company’s 8-K filing on January 30, 2025.

Conference Call Webcast Details

As previously announced, the Company’s leadership will hold a conference call to discuss its fourth quarter 2024 results at 8:30 am EDT on Friday, March 14, 2025.

The conference call can be accessed by dialing 1-800-715-9871 (domestic) or 1-646-307-1963 (international). A telephonic replay will be available approximately two hours after the call by dialing 1-800-770-2030, or for international callers, 1-647-362-9199. The passcode for the replay is 2638215. The replay will be available until 11:59 pm (Eastern Time) on March 21, 2025.

Interested investors and other parties can access the webcast of the live conference call by visiting the Investors section of Emerald’s website at http://investor.emeraldx.com. An online replay will be available on the same website immediately following the call.

About Emerald

Emerald Holding, Inc. (NYSE: EEX) is the largest U.S.-based B2B event organizer, empowering businesses year-round by expanding meaningful connections, developing influential content, and delivering powerful commerce-driven solutions. As the owner and operator of a curated portfolio of B2B events spanning trade shows, conferences, B2C showcases and a scaled hosted buyer platform, Emerald also delivers dynamic solutions across leading industries through its robust content and e-commerce marketplace. Emerald is a trusted partner for its thousands of customers, predominantly small and medium-sized businesses, playing a pivotal role in driving ongoing commerce through streamlined buying, selling, and networking opportunities. Powered by an experienced team, Emerald is fostering impactful engagement and delivering unparalleled market access with a commitment to driving business growth 365 days a year.

Non-GAAP Financial Information

This press release presents certain “non-GAAP” financial measures. The components of these non-GAAP measures are computed by using amounts that are determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”). These non-GAAP financial measures are in addition to, and not as a substitute for or superior to, measures of financial performance prepared in accordance with GAAP. The Company believes that these non-GAAP financial measures enhance the reader’s understanding of our past financial performance and our prospects for the future. The non-GAAP financial information is presented for supplemental informational purposes only and should not be considered a substitute for financial information presented in accordance with GAAP and may be different from similarly titled non-GAAP measures used by other companies. A reconciliation of non-GAAP financial measures used in this press release to their nearest comparable GAAP financial measures is included in the schedules attached hereto.

Organic Revenue

We define “Organic revenue growth” and “Organic revenue decline” as the growth or decline, respectively, in our revenue from one period to the next, adjusted for the revenue impact of: (i) acquisitions and dispositions, (ii) discontinued events and (iii) material show scheduling adjustments. We disclose changes in Organic revenue because we believe it assists investors and analysts in comparing Emerald’s operating performance across reporting periods on a consistent basis by excluding items that we do not believe provide a fair comparison of the trends underlying our existing event portfolio given changes in timing or strategy. Management and Emerald’s board of directors evaluate changes in Organic revenue to evaluate our historical and prospective financial performance and understand underlying revenue trends of our events.

Adjusted EBITDA

We use Adjusted EBITDA because we believe it assists investors and analysts in comparing Emerald’s operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. Management and Emerald’s board of directors use Adjusted EBITDA to assess our financial performance and believe it is helpful in highlighting trends because it excludes the results of decisions that are outside the control of management, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate, and capital investments. Adjusted EBITDA should not be considered as an alternative to net income as a measure of financial performance or to cash flows from operations as a liquidity measure.

We define Adjusted EBITDA as net income before (i) interest expense, net, (ii) provision for income taxes, (iii) depreciation and amortization, (iv) stock-based compensation, (v) goodwill and other intangible asset impairment charges and (vi) other items that management believes are not part of our core operations.

We have also presented Adjusted EBITDA excluding event cancellation insurance proceeds in order to illustrate the amount of Adjusted EBITDA from continuing operations.

Note: Schedule 3 provides reconciliations for 2024 and 2023 Adjusted EBITDA to net (loss) income, however, it is not possible, without unreasonable efforts, to estimate the impacts of show scheduling adjustments, acquisitions and certain other special items that may occur in 2024 as these items are inherently uncertain and difficult to predict. As a result, the Company is unable to quantify certain amounts that would be included in a reconciliation of 2024 projected Adjusted EBITDA to projected net income without unreasonable efforts and has not provided reconciliations for these forward-looking non-GAAP financial measures.

Free Cash Flow

We present Free Cash Flow because we believe it is a useful indicator of liquidity that provides information to management and investors about the amount of cash generated from our core operations that, after capital expenditures, can be used to maintain and grow our business, for the repayment of indebtedness, payment of dividends and to fund strategic opportunities. Free Cash Flow is a supplemental non-GAAP measure of liquidity and is not based on any standardized methodology prescribed by GAAP. Free Cash Flow should not be considered in isolation or as an alternative to cash flows from operating activities or other measures determined in accordance with GAAP.

We have also presented Free Cash Flow excluding event cancellation insurance proceeds, net in order to illustrate the amount of Free Cash Flow from continuing operations.

Other companies may compute these measures differently. No non-GAAP metric should be considered as an alternative to any other measure derived in accordance with GAAP.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains and our earnings call will contain certain forward-looking statements, including, but not limited to, statements regarding our ability to return our business to pre-COVID levels; general economic conditions, or more specifically about the markets in which we operate, including growth of our various markets, and our expectations, beliefs, plans, strategies, objectives, prospects, assumptions or future events or performance; the multiple avenues to return to organic growth; expectations regarding interest rates and economic conditions, among others; our guidance with respect to estimated revenues and Adjusted EBITDA; our ability or inability to obtain insurance coverage relating to event cancellations or interruptions; our intention to continue to pay regular quarterly dividends; and our ability to successfully identify and acquire acquisition targets; our expectations arising from the ongoing impact of COVID-19 on our business; and how we integrate and grow acquired businesses. In particular, the declaration, timing and amount of any future dividends will be subject to the discretion and approval of the Board and will depend on a number of factors, including Company’s results of operations, cash flows, financial position and capital requirements, any applicable restrictions under the Company’s debt facilities, as well as general business conditions, legal, tax and regulatory restrictions and other factors the Board deems relevant at the time it determines to declare such dividends. These statements are based on management’s current expectations as well as estimates and assumptions prepared by management as of the date hereof, and although they are believed to be reasonable, they are inherently uncertain and not guaranteed. These statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of the Company’s control that may cause its business, industry, strategy, financing activities or actual results to differ materially. See “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in the Company’s most recently filed periodic reports on Form 10-K and Form 10-Q and subsequent filings. The Company undertakes no obligation to update or revise any of the forward-looking statements contained herein, whether as a result of new information, future events or otherwise.

Contact

Emerald Holding, Inc.

Investor Relations

investor.relations@emeraldx.com

1-866-339-4688 (866EEXINVT)

Emerald Holding, Inc.

Condensed Consolidated Statements of (Loss) Income and Comprehensive (Loss) Income

(unaudited, dollars in millions, share data in thousands, except loss per share data)

	Three Months Ended December 31, 2024	Three Months Ended December 31, 2023	Year Ended December 31, 2024	Year Ended December 31, 2023
Revenues	$106.8	$101.5	$398.8	$382.8
Other income, net	0.5	—	1.5	2.8
Cost of revenues	43.8	35.7	147.5	137.6
Selling, general and administrative expense	34.6	36.1	170.4	168.3
Depreciation and amortization expense	7.1	9.8	28.3	45.0
Intangible asset impairment charges	1.0	—	7.3	—
Operating income	20.8	19.9	46.8	34.7
Interest expense	11.4	11.8	47.8	43.3
Interest income	1.9	3.2	8.5	8.2
Loss on extinguishment of debt	—	—	—	2.3
Other (income) expense	—	(0.1)	—	—
Loss on disposal of fixed assets	—	—	—	0.2
Income (loss) before income taxes	11.3	11.4	7.5	(2.9)
Provision for income taxes	6.2	29.3	5.3	5.3
Net income (loss) and comprehensive income (loss) attributable to Emerald Holding, Inc.	$5.1	$(17.9)	$2.2	$(8.2)
Accretion to redemption value of redeemable convertible preferred stock	—	(10.8)	(12.7)	(42.0)
Net income (loss) and comprehensive income (loss) attributable to Emerald Holding, Inc. common stockholders	$5.1	$(28.7)	$(10.5)	$(50.2)
Basic income (loss) per share	0.03	(0.46)	(0.07)	(0.78)
Diluted income (loss) per share	0.03	(0.46)	(0.07)	(0.78)
Basic weighted average common shares outstanding	202,495	62,896	156,952	63,959
Diluted weighted average common shares outstanding	202,825	62,896	156,952	63,959

Emerald Holding, Inc.

Condensed Consolidated Balance Sheets

(dollars in millions, share data in thousands, except par value)

	December 31, 2024	December 31, 2023
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$194.8	$204.2
Trade and other receivables, net of allowances of $1.6 million and $1.4 million, as of December 31, 2024 and December 31, 2023, respectively	82.5	85.2
Prepaid expenses and other current assets	29.6	21.5
Total current assets	306.9	310.9
Noncurrent assets
Property and equipment, net	1.8	1.5
Intangible assets, net	155.9	175.1
Goodwill, net	573.8	553.9
Right-of-use assets	6.4	8.8
Other noncurrent assets	3.9	3.7
Total assets	$1,048.7	$1,053.9
Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Equity (Deficit)
Current liabilities
Accounts payable and other current liabilities	$40.7	$46.6
Income taxes payable	—	0.2
Cancelled event liabilities	1.2	0.6
Deferred revenues	190.5	174.3
Contingent consideration	0.7	0.2
Right-of-use liabilities, current portion	4.0	4.0
Term loan, current portion	4.2	4.2
Total current liabilities	241.3	230.1
Noncurrent liabilities
Term loan, net of discount and deferred financing fees	398.5	398.7
Deferred tax liabilities, net	4.9	3.1
Right-of-use liabilities, noncurrent portion	5.5	8.9
Other noncurrent liabilities	12.6	8.5
Total liabilities	662.8	649.3
Commitments and contingencies
Redeemable convertible preferred stock
7% Series A Redeemable Convertible Participating Preferred Stock, $0.01 par value; authorized shares at December 31, 2024 and December 31, 2023: 80,000; zero and 71,403 shares issued and outstanding; aggregate liquidation preference of zero and $492.6 million at December 31, 2024 and December 31, 2023, respectively	—	497.1
Stockholders’ equity (deficit)
Common stock, $0.01 par value; authorized shares at December 31, 2024 and December 31, 2023: 800,000; 201,447 and 62,915 shares issued and outstanding at December 31, 2024 and December 31, 2023, respectively	2.0	0.6
Additional paid-in capital	1,034.0	559.2
Accumulated deficit	(650.1)	(652.3)
Total stockholders’ equity (deficit)	385.9	(92.5)
Total liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)	$1,048.7	$1,053.9

Schedule 1

Emerald Holding, Inc.

UNAUDITED RECONCILIATION OF REVENUES TO ORGANIC REVENUES

	Three Months Ended December 31,		Change		Year Ended December 31,		Change
Consolidated	2024	2023	$	%	2024	2023	$	%
	(dollars in millions) (unaudited)
Revenues	$106.8	$101.5	$5.3	5.2%	$398.8	$382.8	$16.0	4.2%
Deduct:
Acquisition revenues	(4.8)	—			(13.5)	—
Discontinued events	—	(1.9)			—	(18.2)
Hurricane related event cancellation	—	—			—	(0.6)
Scheduling adjustments(1)	(2.1)	(5.8)			—	—
Organic revenues	$99.9	$93.8	$6.1	6.5%	$385.3	$364.0	$21.3	5.9%

	Three Months Ended December 31,		Change		Year Ended December 31,		Change
Connections	2024	2023	$	%	2024	2023	$	%
	(dollars in millions) (unaudited)
Revenues	$94.3	$90.4	$3.9	4.3%	$355.1	$340.2	$14.9	4.4%
Deduct:
Acquisition revenues	(4.8)	—			(13.5)	—
Discontinued events	—	(1.9)			—	(18.2)
Hurricane related event cancellation	—	—			—	(0.6)
Scheduling adjustments(1)	(2.1)	(5.8)			—	—
Organic revenues	$87.4	$82.7	$4.7	5.7%	$341.6	$321.4	$20.2	6.3%

	Three Months Ended December 31,		Change		Year Ended December 31,		Change
All Other	2024	2023	$	%	2024	2023	$	%
	(dollars in millions) (unaudited)
Revenues	$12.5	$11.1	$1.4	12.6%	$43.7	$42.6	$1.1	2.6%
Deduct:
Acquisition revenues	—	—			—	—
Discontinued events	—	—			—	—
Scheduling adjustments	—	—			—	—
Organic revenues	$12.5	$11.1	$1.4	12.6%	$43.7	$42.6	$1.1	2.6%

Notes:

(1)
For the three months ended December 31, 2024, represents revenues from two events that staged in the fourth quarter of fiscal 2024, but staged in a different quarter in fiscal 2023, and revenues from three events that staged in the fourth quarter of fiscal 2023 but staged in a different quarter in fiscal 2024.

Schedule 2

Emerald Holding, Inc.

UNAUDITED RECONCILIATION OF REVENUES TO DISAGGREGATED REVENUES

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
	(dollars in millions) (unaudited)
Connections	$94.3	$90.4	$355.1	$340.2
Content	7.3	6.2	22.8	23.5
Commerce	5.2	4.9	20.9	19.1
Total Revenues	$106.8	$101.5	$398.8	$382.8

Schedule 3

Emerald Holding, Inc.

UNAUDITED RECONCILIATION OF NET (LOSS) INCOME TO ADJUSTED EBITDA

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
	(dollars in millions) (unaudited)
Net income (loss)	$5.1	$(17.9)	$2.2	$(8.2)
Add (deduct):
Interest expense, net	9.5	8.6	39.3	35.1
Loss on extinguishment of debt	—	—	—	2.3
Provision for income taxes	6.2	29.3	5.3	5.3
Intangible asset impairment charges(1)	1.0	—	7.3	—
Depreciation and amortization	7.1	9.8	28.3	45.0
Stock-based compensation	1.1	1.8	5.8	7.8
Other items(2)	3.1	4.2	13.5	10.5
Adjusted EBITDA	$33.1	$35.8	$101.7	$97.8
Deduct:
Event cancellation insurance proceeds	0.5	—	1.5	2.8
Adjusted EBITDA excluding event cancellation insurance proceeds	$32.6	$35.8	$100.2	$95.0

Notes:

(1)
Intangible asset impairment charges for the three months ended December 31, 2024 represent non-cash charges of $1.0 million for certain definite-lived and indefinite-lived intangible assets in connection with the Company’s annual testing of intangibles for impairment. Intangible asset impairment charges for the full year ended December 31, 2024 includes additional non-cash charges of $6.3 million for certain indefinite-lived intangible assets in connection with the Company’s interim testing of intangibles for impairment.
(2)
Other items for the three months ended December 31, 2024 included: (i) $1.2 million in acquisition-related transaction costs; (ii) $1.1 million in acquisition integration and restructuring-related transition costs and (iii) $1.3 million in non-recurring legal, audit and consulting fees, offset by $0.5 million in gains related to the remeasurement of contingent consideration. Other items for the three months ended December 31, 2023 included: (i) $0.8 million in acquisition-related transaction costs; (ii) $2.1 million in transition expenses; (iii) $1.1 million in non-recurring legal, audit and consulting fees and (iv) $0.2 million in expense related to the remeasurement of contingent consideration. Other items for the twelve months ended December 31, 2024 included: (i) $3.4 million in acquisition-related transaction costs; (ii) $8.3 million in acquisition integration and restructuring-related transition costs, including one-time severance expense of $3.7 million and (iii) $3.0 million in non-recurring legal, audit and consulting fees, offset by $1.2 million in gains related to the remeasurement of contingent consideration. Other items for the twelve months ended December 31, 2023 included (i) $2.6 million in acquisition-related transaction costs; (ii) $6.1 million in transition expenses; (iii) $4.1 million in non-recurring legal, audit and consulting fees, offset by $2.3 million in gains related to the remeasurement of contingent consideration.

Schedule 4

Emerald Holding, Inc.

UNAUDITED RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
	(dollars in millions) (unaudited)
Net Cash Provided by Operating Activities	$20.6	$15.6	$46.8	$40.3
Less:
Capital expenditures	2.2	2.1	9.8	11.5
Free Cash Flow	$18.4	$13.5	$37.0	$28.8
Event cancellation insurance proceeds	(0.5)	—	(1.5)	(2.8)
Free cash flow excluding event cancellation insurance proceeds, net	$17.9	$13.5	$35.5	$26.0

Schedule 5

Emerald Holding, Inc.

UNAUDITED RECONCILIATION OF REPORTABLE SEGMENTS RESULTS TO INCOME (LOSS) BEFORE TAXES

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
	(dollars in millions) (unaudited)
Revenues
Connections	$94.3	$90.4	$355.1	$340.2
All Other	12.5	11.1	43.7	42.6
Total revenues	$106.8	$101.5	$398.8	$382.8

Other income, net
Connections	$0.5	$—	$1.5	$2.8
All Other	—	—	—	—
Total other income, net	$0.5	$—	$1.5	$2.8

Adjusted EBITDA
Connections	$36.1	$39.8	$142.3	$136.8
All Other	2.5	1.6	6.2	3.6
Adjusted EBITDA (excluding General corporate expenses)	$38.6	$41.4	$148.5	$140.4

General corporate expenses	(5.5)	(5.6)	(46.8)	(42.6)
Interest expense, net	(9.5)	(8.6)	(39.3)	(35.1)
Loss on extinguishment of debt	—	—	—	(2.3)
Intangible asset impairment charges	(1.0)	—	(7.3)	—
Depreciation and amortization expense	(7.1)	(9.8)	(28.3)	(45.0)
Stock-based compensation expense	(1.1)	(1.8)	(5.8)	(7.8)
Other items	(3.1)	(4.2)	(13.5)	(10.5)
Income (loss) before income taxes	$11.3	$11.4	$7.5	$(2.9)